Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 2 on Form S-3 to the Registration Statement on Form S-1 (No. 333-162582) and related Prospectus of Alexza Pharmaceuticals, Inc. for the registration of 15,403,324 shares of its common stock and to the incorporation by reference therein of our reports dated March 9, 2010, with respect to the consolidated financial statements of Alexza Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Alexza Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Palo Alto, California
April 8, 2010